NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2019 Financial Results
Q1 net sales increased 23% to $364.8 million
Q1 EPS increased 18% to $0.46
Raises full year fiscal 2019 EPS guidance
PHILADELPHIA, PA – (June 5, 2019) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter of fiscal 2019 ended May 4, 2019.

For the first quarter ended May 4, 2019:

•	Net sales increased by 23.1% to $364.8 million from $296.3 million in the first quarter of fiscal 2018; comparable sales increased by 3.1%.

•	The Company opened 39 new stores and ended the quarter with 789 stores in 36 states. This represents an increase in stores of 19.9% from the end of the first quarter of fiscal 2018.

•
Operating income decreased by 1.0% to $24.5 million from $24.7 million in the first quarter of fiscal 2018 primarily due to unanniversaried tax reform-related investments that began in the second quarter of 2018, the start-up costs of the new Southeast distribution center and the new lease accounting standard.

•	The effective tax rate was 1.9% versus 15.4% in the first quarter of fiscal 2018 reflecting the benefit from share-based accounting.

•	Net income increased by 17.7% to $25.7 million compared to $21.8 million in the first quarter of fiscal 2018.

•
Diluted income per common share was $0.46 compared to $0.39 in the first quarter of fiscal 2018. The benefit from share-based accounting was $0.11 in the first quarter of fiscal 2019 compared to $0.04 in the first quarter of fiscal 2018.

Joel Anderson, President and CEO of Five Below, stated, “We kicked off the year with a solid first quarter. Both sales and earnings were at the high end of our guidance ranges, and new stores continued to exceed expectations and drive our growth. Of the 39 new stores we opened, 12 were in the top 25 Spring grand openings of all time, which is impressive given how strong the last few years of store classes have been. We also continued to see broad-based strength across our merchandise worlds.”

Mr. Anderson continued, “We are innovating across the organization and remain focused on elevating our customer experience, delivering even better WOW products, and further enhancing our supply chain. We are excited to have opened our Southeast distribution center at the end of the first quarter and expect to open a Southwest distribution center next year. We are on track to achieve our 2020 goals while still investing in people, systems and infrastructure to support our future 2,500+ U.S. store potential.”

Second Quarter and Fiscal 2019 Outlook:
The Company expects the following results for the second quarter and full year fiscal 2019. This outlook now includes the expectation that Section 301 tariffs will be 25% on List 1, 2 and 3 goods. The effective tax rate in fiscal 2019 is now expected to be approximately 22.5%, which excludes any potential future impact from share-based accounting.

For the second quarter of fiscal 2019:

•	Net sales are expected to be in the range of $417 million to $422 million based on opening approximately 40 new stores and assuming a 2% to 3% increase in comparable sales.

•	Net income is expected to be in the range of $26.9 million to $28.6 million.

•	Diluted income per common share is expected to be in the range of $0.48 to $0.51 on approximately 56.4 million diluted weighted average shares outstanding.

For the full year of fiscal 2019:

•	Net sales are still expected to be in the range of $1.865 billion to $1.885 billion based on opening 145 to 150 new stores and assuming an approximate 3% increase in comparable sales.

•	Net income is expected to be in the range of $175.9 million to $179.9 million.

•	Diluted income per common share is expected to be in the range of $3.11 to $3.18 on approximately 56.6 million diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2019 financial results is scheduled for today, June 5, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10130973. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 800 stores in 36 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$220,778	$251,748	$84,399
Short-term investment securities	67,875	85,412	189,804
Inventories	268,437	243,636	215,376
Prepaid income taxes	1,517	1,337	2,168
Prepaid expenses and other current assets	47,167	60,124	37,378
Total current assets	605,774	642,257	529,125
Property and equipment, net	319,221	301,297	195,885
Operating lease assets	659,155	—	—
Deferred income taxes	4,796	6,126	5,455
Long-term investment securities	—	—	2,930
Other assets	3,330	2,584	1,645
	$1,592,276	$952,264	$735,040

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	112,460	103,692	95,081
Income taxes payable	19,263	20,626	28,146
Accrued salaries and wages	7,397	24,586	5,936
Other accrued expenses	72,416	104,201	51,500
Operating lease liabilities	109,339	—	—
Total current liabilities	320,875	253,105	180,663
Deferred rent and other	—	84,065	76,459
Long-term operating lease liabilities	635,402	—	—
Total liabilities	956,277	337,170	257,122
Shareholders’ equity:
Common stock	559	557	555
Additional paid-in capital	347,943	352,702	343,369
Retained earnings	287,497	261,835	133,994
Total shareholders’ equity	635,999	615,094	477,918
	$1,592,276	$952,264	$735,040

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net sales	$364,762	$296,322
Cost of goods sold	244,777	199,084
Gross profit	119,985	97,238
Selling, general and administrative expenses	95,516	72,532
Operating income	24,469	24,706
Interest income, net	1,687	1,079
Income before income taxes	26,156	25,785
Income tax expense	494	3,981
Net income	$25,662	$21,804
Basic income per common share	$0.46	$0.39
Diluted income per common share	$0.46	$0.39
Weighted average shares outstanding:
Basic shares	55,899,324	55,586,037
Diluted shares	56,268,586	56,001,939

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Operating activities:
Net income	$25,662	$21,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,861	9,304
Share-based compensation expense	2,878	2,762
Deferred income tax expense	1,330	1,221
Other non-cash expenses	(5)	7
Changes in operating assets and liabilities:
Inventories	(24,801)	(28,339)
Prepaid income taxes	(180)	96
Prepaid expenses and other assets	12,212	8,031
Accounts payable	8,021	24,237
Income taxes payable	(1,363)	2,871
Accrued salaries and wages	(17,189)	(16,970)
Deferred rent	(92,329)	3,390
Operating leases	85,586	—
Other accrued expenses	9,147	4,587
Net cash provided by operating activities	20,830	33,001
Investing activities:
Purchases of investment securities	(36,739)	(49,251)
Sales, maturities, and redemptions of investment securities	54,276	16,177
Capital expenditures	(61,713)	(22,513)
Net cash used in investing activities	(44,176)	(55,587)
Financing activities:
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	2,249	1,224
Common shares withheld for taxes	(9,873)	(6,908)
Net cash used in financing activities	(7,624)	(5,684)
Net decrease in cash and cash equivalents	(30,970)	(28,270)
Cash and cash equivalents at beginning of period	251,748	112,669
Cash and cash equivalents at end of period	$220,778	$84,399